CODE OF ETHICS

                            Dated: October 27, 2014
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                                   BACKGROUND

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients' interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act require each registered investment adviser to adopt and implement a written code of ethics. Together, Rule 204A-1 and Rule 17j-1 require advisers' written code of ethics to contain provisions regarding:

o    The adviser's fiduciary duty to its clients;

o    Compliance with all applicable Federal Securities Laws;

o    Reporting and review of personal Securities transactions and holdings;

o    Reporting of violations of the code; and

o    The provision of the code to all supervised persons.

                                     RISKS

In developing these policies and procedures, Sarofim considered the material risks associated with administering the CODE OF ETHICS. This analysis includes risks such as:

o Covered Persons do not understand the fiduciary duty that they, and Sarofim, owe to Clients;

o Covered Persons and/or Sarofim fail to identify and comply with all applicable Federal Securities Laws;

o    Covered Persons do not report personal Securities transactions;

o    Covered Persons trade personal accounts ahead of Client accounts;

o Covered Persons allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

o Violations of the Federal Securities Laws, the CODE OF ETHICS, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

o Sarofim does not provide its CODE OF ETHICS and any amendments to all Covered Persons; and

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o    Sarofim does not retain Covered Persons' written acknowledgements that they received the code and any amendments.

Sarofim has established the following guidelines to mitigate these risks.

                            POLICIES AND PROCEDURES

FIDUCIARY STANDARDS AND COMPLIANCE WITH THE FEDERAL SECURITIES LAWS

At all times, Sarofim and its Covered Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the CODE OF ETHICS (or the "CODE"). All questions regarding the CODE should be directed to the CCO. Covered Persons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Sarofim to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge her duties under the Manual.

All Covered Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Covered Persons. Covered Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Sarofim's services, and engaging in other professional activities.

We expect all Covered Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Sarofim must act in its Clients' best interests. Neither Sarofim, nor any Covered Person should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Covered Persons are generally expected to discuss any perceived risks, or concerns about Sarofim's business practices, with their direct supervisor. However, if a Covered Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO's attention.

REPORTING VIOLATIONS

Improper actions by Sarofim or its Covered Persons could have severe negative consequences for Sarofim, its Clients, and its Covered Persons. Impropriety, or even the appearance of impropriety, could negatively impact all Covered Persons, including people who had no involvement in the problematic activities.

Covered Persons must promptly report any improper or suspicious activities, including any suspected violations of the CODE OF ETHICS, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Sarofim's fiduciary duty to its Clients.

A Covered Person's identification of a material compliance issue will be viewed favorably by Sarofim's senior executives. Retaliation against any Covered Person who reports a violation of the CODE OF ETHICS in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If a Covered Person believes that he or she has been retaliated against, he or she should notify the CCO directly.

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Violations of this CODE OF ETHICS, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment or engagement (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment or engagement for cause, and/or a combination of the foregoing. Violations may also subject a Covered Person to civil, regulatory or criminal sanctions. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this CODE OF ETHICS has occurred, the CCO will promptly report the violation, and any associated action(s), to Sarofim's senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Sarofim will report its findings to the Mutual Funds' Board of Directors or Trustees pursuant to Rule 17j-1. Sarofim may also report non-material violations of the CODE OF ETHICS to the Board of Directors or Trustees of Mutual Funds sub-advised by Sarofim.

DISTRIBUTION OF THE CODE AND ACKNOWLEDGEMENT OF RECEIPT

Sarofim will distribute this Manual, which contains Sarofim's CODE OF ETHICS, to each Covered Person upon the commencement of employment or engagement. Additionally, the CODE OF ETHICS will be distributed annually, and upon any material change.

All Covered Persons must use the Personal Trading Control Center ("PTCC") or forms provided by Sarofim to acknowledge that they have received, read, understood, and agree to comply with Sarofim's policies and procedures described in this Manual, including this CODE OF ETHICS.

Additionally, Sarofim may require certain non-employees to acknowledge that they have received, read, understood, and agree to comply with Sarofim's CODE OF ETHICS.

CONFLICTS OF INTEREST

Conflicts of interest may exist between various individuals and entities, including Sarofim, Covered Persons, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Sarofim, its Covered Persons, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Sarofim's policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Covered Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Sarofim and/or its Covered Persons on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of Sarofim and its Covered Persons. If a Covered Person believes that a conflict of interest has not been identified or appropriately addressed, that Covered Person should promptly bring the issue to the CCO's attention.

In some instances conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Covered Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

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PERSONAL SECURITIES TRANSACTIONS

Personal trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Covered Person trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Covered Person's ability to fulfill daily job responsibilities.

In the event of a material change to this PERSONAL SECURITIES TRANSACTIONS section of the CODE OF ETHICS, the CCO shall ensure that the change is approved by each Mutual Fund's Board no later than six months after the change is adopted.

ACCOUNTS COVERED BY THE POLICIES AND PROCEDURES

Sarofim's PERSONAL SECURITIES TRANSACTIONS policies and procedures apply to all accounts holding any Securities over which Covered Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Covered Persons to exclude accounts held personally or by immediate family members sharing the same household if the Covered Person does not have any direct or indirect influence or control over the accounts, or if the Covered Person can rebut the presumption of beneficial ownership over family members' accounts. Covered Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

REPORTABLE SECURITIES

Sarofim requires Covered Persons to provide periodic reports regarding transactions and/or holdings in all "Reportable Securities," which include any Security, EXCEPT:

o    Direct obligations of the Government of the United States;

o Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

o Shares issued by open-end investment companies registered in the U. S. , other than funds advised, sub-advised, or underwritten by Sarofim or an affiliate;

o Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Sarofim or an affiliate.

o    Shares issued by money market funds; and

o    Interests in 529 college savings plans.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, Sarofim considers all ETFs to be Reportable Securities and subject to the reporting requirements contained in Sarofim's PERSONAL SECURITIES TRANSACTIONS policy.

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PRECLEARANCE PROCEDURES

Covered Persons must receive preclearance for transactions in all Reportable Securities with the exception of redemptions of private placement investments and any transactions effected pursuant to an automatic investment plan. Preclearance must be received before completing the transaction. Sarofim may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Covered Persons must use the PTCC or an alternative process identified by the CCO to seek preclearance. Once preclearance is granted, Covered Persons have until the end of the day to submit the approved trade to their broker for execution. Trades not submitted by the end of the day should be resubmitted for preclearance. Preclearance is generally granted by the CCO, but can also be granted by personnel designated by the CCO or Sarofim's Board of Directors as Personal Trading Officers in the event the CCO is unavailable.

Sarofim's investment management personnel will maintain a restricted list of Securities that includes two sub-lists: a "black list" and a "grey list." The "black list" is comprised of Securities that Sarofim is (i) evaluating for purchase or sale in Client accounts or (ii) about which Sarofim might have received Material Non-Public Information. The "grey list" is comprised of Securities (i) held in Client accounts or (ii) which may otherwise involve a potential conflict of interest. The PTCC system will not pre-clear any personal transactions in Securities that are associated with issuers on the "black list", and preclearance requests for "grey list" Securities will be forwarded to the CCO for review and approval/disapproval. The restricted list will be updated by investment management personnel on a regular basis and any changes will be immediately communicated to the CCO. At such time when a Security no longer needs to be restricted, it will be removed from the restricted list.

Each Covered Person should be aware that the CCO will not approve purchases of Securities in an Initial Public Offering ("IPO") or other debt or equity new issue unless such new issue is purchased by a Private Placement investment held by the Covered Person, provided that the Covered Person's interest in such direct investment together with the interests of all other "restricted persons" in such direct investment do not exceed 10% of such direct investment.

Additionally, each Covered Person should be aware that the CCO will generally not approve any purchases or sales of Reportable Securities during issuer-imposed "Blackout Periods." Additional information on Blackout Periods is available in the INSIDER TRADING section of this Manual.

The purchase of a Reportable Security in a Limited Offering must be submitted for approval and will generally be approved absent conflicts with Sarofim similar to those covered in this policy.

The CCO will review all requests for preclearance in Securities within fifteen days of the same security being held, acquired or considered for acquisition by a sub-advised Mutual Fund, and may deny any requests for preclearance if such request is believed to be in violation of Rule 17j-1 of the IC Act.

The CCO's personal securities transactions will be pre-cleared by the Personal Trading Officer, the General Counsel or the CEO.

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HOLDING PERIOD

Employees are strongly discouraged from engaging in excessive short-term trading for their personal accounts.

The minimum holding period for all employee positions in Reportable Securities that are on Sarofim's "grey list" in their personal accounts is 180 days.

REPORTING OF PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS

Sarofim must collect information regarding the personal securities holdings and the personal trading activities of all Covered Persons. Covered Persons must submit semi-annual reports regarding holdings and existing accounts. Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts as well as the semi-annual reports submitted by all Covered Persons.

In addition to the reports described below, a Covered Person must notify the CCO in writing of any Reportable Security held by an issuer of a Private Placement that is to become a publicly-traded Security prior to the time such Reportable Security becomes a publicly-traded Security.

Under applicable Federal Securities Laws, Sarofim may from time to time report to the directors of a Mutual Fund sub-advised by Sarofim some or all of the information provided by Covered Persons pursuant to the requirements of this CODE.

INITIAL AND SEMIANNUAL HOLDINGS REPORTS

Covered Persons must periodically report the existence of any account that holds any Reportable Securities. Reports regarding accounts and holdings must be submitted on or before January 29 (th) and July 30 (th) of each year, and within 10 days of an individual first becoming a Covered Person. Semiannual reports must be current as of December 31 (st) and June 30 (th); initial reports must be current as of a date no more than 45 days prior to the date that the person became a Covered Person. Initial and semiannual holdings reports should be submitted through PTCC or through an alternate process identified by the CCO.

Initial and semiannual reports must disclose the existence of all accounts that hold Reportable Securities. These reports must contain the following information:

     (1) The title and type of Security, and an applicable exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which he or she has any direct or indirect beneficial ownership;

     (2) The name of any broker, dealer or bank with whom or which the Covered Person maintains an account in which any Reportable Security was held for such Covered Person's direct or indirect benefit;

     (3)  The date that the holdings report is submitted by the Covered Person.

If, after submitting the initial holdings report and before submission of the semiannual holdings report, a Covered Person opens a brokerage account, the Covered Person is required to send written notification of such fact to the CCO including the name and address of the broker and the account number of the

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account. This notification must be submitted prior to engaging in any
Reportable Security transactions through the newly-opened account.

If a Covered Person does not have any holdings and/or accounts to report, this should be indicated using PTCC or another process identified by the CCO within 10 days of becoming a Covered Person and then semiannually.

Certain non-employees may be required by Sarofim to submit annual reports of holdings in Reportable Securities, pursuant to the procedures contained in this PERSONAL SECURITIES TRANSACTIONS section.

QUARTERLY TRANSACTION REPORTS

Each quarter, Covered Persons who are Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Reportable Securities. Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO via PTCC or an alternate process identified by the CCO within 30 days of the end of each calendar quarter.

The quarterly transaction reports must contain the following information:

     (1) With respect to any Reportable Security transaction during the quarter in which the Access Person had any direct or indirect beneficial ownership:

          (a) The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

          (b) The nature of the transaction (I.E., purchase, sale, or any other type of acquisition or disposition);

          (c)  The price at which the transaction was effected;

          (d) The name of the broker, dealer or bank with or through which the transaction was effected; and

          (e)  The date on which the report is submitted by the Access Person.

     (2) With respect to any account established by the Access Person in which any Security was held during the quarter for the direct or indirect benefit of the Access Person:

          (a) The name of the broker, dealer or bank with whom or which such Access Person established the account;

          (b)  The date the account was established; and

          (c)  The date on which the report is submitted by the Access Person.

Access Persons should use the attached LETTER TO A BROKER-DEALER to instruct the institution hosting their accounts to send the CCO or a designee duplicate account statements and/or trade confirmations. The CCO or a designee must receive all such statements within 30 days of the end of each calendar quarter.

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Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported using PTCC or through an alternate form provided by Sarofim.

If an Access Person did not have any transactions or account openings to report, this should be indicated through PTCC or an alternate process within 30 days of the end of each calendar quarter.

The quarterly transaction report will not be required if the CCO causes a report to be prepared for an Access Person for a calendar quarter and (i) such alternate quarterly transaction report is confirmed in writing, dated and returned by the Access Person to the CCO within 30 days after the end of the calendar quarter to which the alternate quarterly transaction report relates and (ii) confirmation by the Access Person specifically confirms that all of the information required to be included in a quarterly transaction report is set forth in the alternate quarterly transaction report.

EXCEPTIONS FROM REPORTING REQUIREMENTS

There are limited exceptions from certain reporting requirements. Specifically, a Covered Person is not required to submit any reports with respect to Securities held in accounts over which the Covered Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Additionally, Access Persons are not required to submit quarterly reports for any transactions effected pursuant to an Automatic Investment Plan.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

PERSONAL TRADING AND HOLDINGS REVIEWS

Sarofim's PERSONAL SECURITIES TRANSACTIONS policies and procedures are designed to mitigate any potential material conflicts of interest associated with Covered Persons' and Access Persons' personal trading activities. Accordingly, the CCO or a designee will closely monitor Covered Persons' and Access Persons' investment patterns to detect the following potentially abusive behavior:

o Frequent and/or short-term trades in any Security, with particular attention paid to potential market- timing of mutual funds;

o Personal trading in Securities also held by a Mutual Fund advised by Sarofim;

o    Trading opposite of Client trades;

o    Trading ahead of Clients; and

o    Trading that appears to be based on Material Non-Public Information.

The CCO or a designee will review all reports submitted pursuant to the PERSONAL SECURITIES TRANSACTIONS policies and procedures for potentially abusive behavior, and will compare Covered Person and Access Person trading with Clients' trades as necessary. Any personal trading that appears abusive may involve

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further inquiry by the CCO, Sarofim's Compliance Committee, and/or Sarofim's
Board of Directors, and could result in sanctions, up to and including dismissal.

The CEO or another individual designated by Sarofim's board will monitor the CCO's personal Securities transactions for compliance with the PERSONAL SECURITIES TRANSACTIONS policies and procedures.

DISCLOSURE OF THE CODE OF ETHICS

Sarofim will describe its CODE OF ETHICS in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the CODE OF ETHICS. All Client requests for Sarofim's CODE OF ETHICS should be directed to the CCO.

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                    ATTACHMENT -- LETTER TO A BROKER-DEALER

DATE

NAME OF BROKER/CUSTODIAN
ADDRESS
CITY, STATE ZIP

Re: Account No. __________________________________________________________

    Account Name _________________________________________________________

Dear NAME,

As of DATE, please send duplicate monthly account statements for the above named account to:

     Fayez Sarofim & Co.
     Attn: Bill Hanna
     Two Houston Center
     Suite 2907
     Houston, TX 77010

If you have any questions or concerns, please call me at 713-654-4484. Thank you for your immediate attention to this matter.

Sincerely,

NAME

cc:  Mrs. Raye White, Chief Compliance Officer

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                   Attachment -- Miscellaneous Reporting Form

Use this form to make disclosures or seek approvals not addressed by other forms in this Manual or available through the PTCC.

Provide a detailed description of the issue you are disclosing or for which you are seeking approval. To the extent possible, include specific names and dates, as well as any applicable conflicts of interest or regulatory issues.
















SUBMITTED BY:

_______________________________________                    _____________________
Signature                                                  Date

_______________________________________
Print Name




REVIEWED BY:

_______________________________________                    _____________________
Signature                                                  Date

_______________________________________
Print Name

Describe any necessary follow up:

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